FEDERAL MORTGAGE MANAGEMENT, INC.

                       NOTES TO FINANCIAL STATEMENTS






February 6, 1998



TO THE STOCKHOLDER
Federal Mortgage Management, Inc.
Sarasota, Florida


                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have audited the accompanying statements of financial condition of Federal Mortgage Management, Inc., as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholder s equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Corporation s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Federal Mortgage Management, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note P to the financial statements, the Corporation has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management s plans in regard to these matters are also described in Note P. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants



                     FEDERAL MORTGAGE MANAGEMENT, INC.

                     STATEMENTS OF FINANCIAL CONDITION


                                                    December 31,
                                                   1997           1996
ASSETS
Cash                                            $   71,877    $   177,283
Accounts receivable, net                               200            200
Accounts receivable - related party                209,505        217,730
Notes receivable                                    32,500         32,500
Notes receivable - affiliate, net                                 100,000
Portfolio of residential mortgage loans - net      257,911      1,745,094
Prepaid expenses                                                   29,225
Investments                                                       104,601
Other real estate owned                                           217,441
Deferred financing costs, net of
 accumulated amortization of
 $634,867 and $476,150                             158,717        317,433
                                                ----------    -----------
                                                $  730,710     $2,941,507
                                                ==========    ===========

LIABILITIES AND STOCKHOLDER S EQUITY (DEFICIT)

LIABILITIES

Interest payable                                $   19,850    $    27,413
Other liabilities                                    1,548         15,590
Current portion of notes payable                 2,688,400      1,230,523
Notes payable                                                   2,733,200
                                                ----------    -----------
                                                 2,709,798      4,006,726
                                                ----------    -----------
STOCKHOLDERS EQUITY (DEFICIT)

Common stock, $.01 par value, 150,000
 shares authorized, 100,000 shares
 issued and outstanding                              1,000          1,000
Preferred stock, $.01 par value,
 100,000 shares authorized,
 no shares issued and outstanding
Retained deficit                                (1,980,088)    (1,081,583)
Net unrealized appreciation on securities
 available for sale                                                15,364
                                                -----------   ------------
                                                (1,979,088)    (1,065,219)
                                                -----------   ------------
                                                $  730,710    $ 2,941,507
                                                ===========   ============






                    See notes to financial statements.


                     FEDERAL MORTGAGE MANAGEMENT, INC.

                         STATEMENTS OF OPERATIONS


                                         For the Years Ended
                                             December 31,
                                     --------------------------
                                     1997          1996
REVENUE

Accretion - CD interest              $             $     6,577
Interest income - mortgage loans         220,693       249,252
Interest income                            7,180
Other income                               8,622         3,632
                                     -----------   ------------
                                         236,495       259,461
                                     -----------   -----------
EXPENSES

Amortization                             158,716       158,716
Bad debt expense                         295,499
Commissions                               13,588        15,942
Consulting fees                              793        13,250
Executive compensation                    20,520        81,157
Interest expense                         324,258       347,237
Legal and accounting                      14,746         6,755
Licenses and fees                          2,037         2,407
Loss on sale of mortgage loans
 and other real estate owned             244,609        11,699
Miscellaneous                              4,630         5,580
Office supplies                            3,886         1,398
Postage                                    3,386         4,039
Rent                                      11,459        11,529
Salary and benefits                       23,143
Service fees                               5,189        10,343
Taxes                                      4,399         1,373
Travel and entertainment                   4,142         7,187
                                     -----------   -----------
                                       1,135,000       678,612
                                     -----------   -----------
NET LOSS                             $  (898,505)  $  (419,151)
                                     ===========   ===========
LOSS PER COMMON SHARE                $    (8.985)  $    (4.192)
                                     ===========   ===========



                    See notes to financial statements.



                     FEDERAL MORTGAGE MANAGEMENT, INC.

          STATEMENTS OF CHANGES IN STOCKHOLDER S EQUITY (DEFICIT)

                                              Unrealized
                                              Appreciation
                                              on Securities
                      Common      Retained    Available
                      Stock       Deficit     For Sale      Total
BALANCE,
at January 1, 1996  $  1,000    $  (662,432)  $             $  (661,432)

NET LOSS - 1996                    (419,151)                   (419,151)

CHANGE IN UNREALIZED
 APPRECIATION ON
 SECURITIES AVAILABLE
 FOR SALE                                          15,364        15,364
                    ---------   ------------  ----------- -------------
BALANCE,
at December 31, 1996    1,000    (1,081,583)       15,364    (1,065,219)

NET LOSS - 1997                    (898,505)                   (898,505)

Change in unrealized
 appreciation on
 securities available
 for sale                                         (15,364)      (15,364)
                    ---------   ------------  ------------   -------------
BALANCE
at December 31, 1997   $1,000   $(1,980,088)  $            $ (1,979,088)
                    =========   ============  ============   =============

                    See notes to financial statements.

                     FEDERAL MORTGAGE MANAGEMENT, INC.

                         STATEMENTS OF CASH FLOWS


                                                   For the Years Ended
                                                       December 31,
                                                  ---------------------
                                                  1997             1996
OPERATING ACTIVITIES
Net loss                                          $   (898,505)  $(419,151)

Adjustments to reconcile net loss to net cash provided (used) by operating activities:

Accretion                                                           (6,577)
Amortization                                           158,716     158,716

Changes in operating assets and liabilities:

Accounts and notes receivable, net                     108,225    (294,672)
Portfolio of residential mortgage loans              1,487,183     633,807
Prepaid expenses                                        29,225     (16,070)
Interest payable and other liabilities                 (21,605)    (36,966)
Other real estate owned                                217,441     (33,479)
                                                  -------------  ----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES     1,080,680     (14,392)
                                                  -------------  ----------
NET CASH PROVIDED BY INVESTING ACTIVITIES

Sale of certificates of deposit                         89,237
                                                  -------------  ----------
NET CASH USED BY FINANCING ACTIVITIES

Redemption of note holders                          (1,275,323)   (266,977)
                                                  -------------  ----------
DECREASE IN CASH                                      (105,406)   (281,369)

CASH, at beginning of year                             177,283     458,652
                                                  -------------  ----------
CASH, at end of year                              $     71,877   $ 177,283
                                                  =============  ==========

SUPPLEMENTAL DISCLOSURES:
Interest paid                                     $    331,821   $ 349,927
                                                  =============  ==========



                    See notes to financial statements.


                     FEDERAL MORTGAGE MANAGEMENT, INC.

                       NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



NOTE A - ORGANIZATION

Federal   Mortgage  Management,  Inc.  (the   Corporation  ),   a   Florida
corporation, was organized on December 9, 1992. The purpose of the Corporation is to acquire and deal in residential mortgage loans secured by first liens on real estate, and to acquire insured instruments of deposits and/or debt securities issued by the United States government and instrumentalities thereof. Purchase of the residential mortgage loans, instruments of deposits and debt securities are to be in accordance with policies set forth in the Acquisition Policy of the Corporation. The purchases of the residential mortgage loans are to be financed by issuance of notes payable to investors. Interest payments on the notes and other distributions will be made in accordance with the registration statement.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Investment in Securities

The Corporation s investments in securities are classified in three categories and accounted for as follows:

  Trading Securities. Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on securities are included in other income. The Corporation presently has no such securities.

  Securities to be Held to Maturity. Instruments for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity. The Corporation presently has no such securities.

  Securities Available for Sale. Securities available for sale consist of zero coupon certificates of deposit which are not classified as trading securities nor as securities to be held to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their costs that are other than temporary would result in write-downs of the individual securities to their fair value. The Corporation presently has experienced no such declines.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Portfolio of Residential Mortgage Loans

Residential mortgage loans are recorded at lower of cost or fair market value. Purchase discounts are not amortized since the mortgage loans are owned for several months and then sold to investors. The amortization of the discount would not be materially significant to the operating results of the Corporation.

Deferred Financing and Marketing Costs

Deferred financing and marketing costs are amortized on a straight line basis over five years representing the period of the maturities of the notes payable.

Statements of Cash Flow

For purposes of reporting cash flows, the Corporation considers cash and cash equivalents as those amounts which are not subject to restrictions or penalties and have an original maturity of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain  reclassifications have been made to the 1996 financial  statements
to   conform   with  the  1997  financial  statement  presentation.    Such
reclassifications had no effect on net income as previously reported.

Earnings per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share . Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements. For the years ending December 31, 1997 and 1996 the Corporation had no dilutive securities.

NOTE C - NOTES RECEIVABLE - AFFILIATE, NET

Notes receivable-affiliate consist of short-term promissory notes.  (See
Note L)

The carrying amount of notes receivable-affiliate at December 31, is as follows:

                                               1997        1996
                                             ---------   ---------
Notes receivable-affiliate                   $200,000    $100,000
Allowance for uncollectible notes             200,000
                                             ---------   ---------
Notes receivable-affiliate, net              $     -     $100,000
                                             =========   =========

NOTE D - INVESTMENTS

Investments consist of a zero coupon certificate of deposit. In 1996, this investment was classified as available for sale and was reported at fair value. The Corporation had no investments at December 31, 1997.

The carrying amount of investment securities is as follows:

                                       Gross        Gross
                         Amortized   Unrealized   Unrealized   Fair
                           Cost        Gains        Losses    Value
                         ---------   ----------   ----------  --------
December 31, 1996:
Certificates of deposit  $  89,237   $   15,364   $           $104,601
                         =========   ==========   ==========  ========


NOTE E - PORTFOLIO OF RESIDENTIAL MORTGAGE LOANS - NET

The Corporation purchases residential mortgage loans at a discount from the face amount of the loans with the intention of selling the loans at a gain after servicing them for a relatively short period of time. The mortgage loans are purchased by investors based on various factors inherent in the group of mortgages presented for sale which are considered in the negotiation process.

The portfolio of residential mortgage loans consists of the following:

                                              December 31,
                                        ------------------------
                                           1997        1996
Face value                              $ 271,670   $2,025,780
Discount                                   (6,759)    (250,686)
Less:  allowance for losses                (7,000)     (30,000)
                                        ----------- -----------
                                        $ 257,911   $1,745,094
                                        =========== ===========


The mortgages have various maturities ranging from 6 months to 30 years, and varying interest rates ranging from 7% to 18%. The residential mortgage loans are secured by first liens on residential real property. The Corporation s policy is to acquire residential mortgage loans with balances that do not exceed 90% of the fair market value of the real estate or the loan acquisition price does not exceed 80% of the fair market value of the collateral real estate at the time of the loan acquisition. The Corporation purchases mortgage loans collateralized by real estate located in the United States. In 1997, the Corporation liquidated the long-term portion of its mortgage portfolio. Management intends to focus its mortgage lending on interim loans with maturities of approximately six months.


NOTE F - OTHER REAL ESTATE OWNED

Other real estate owned represents real property acquired by foreclosure or in settlement of debt. Other real estate owned is valued at the lower of the property s fair value or the recorded investment in the mortgage. At the time of foreclosure, if the fair value of the real estate acquired is less than the Partnership s recorded investment in the mortgage, a write down is recognized through a charge to the allowance for mortgage losses. Gains or losses on the sale of and losses on the periodic revaluation of real estate acquired are charged or credited to noninterest expense.

At December 31, 1996, the Corporation was holding properties for sale with a cost basis of $217,441. During 1997, the Corporation liquidated its other real estate owned at a loss of approximately $112,000. No other real estate owned was held at December 31, 1997.

NOTE G - NOTES PAYABLE

During the year ended December 31, 1994, the Corporation issued notes through a public offering to finance the purchase of residential mortgage loans. The notes carry an interest rates of 9.00% and 9.25%. The notes totaling $2,688,400, mature December 21, 1998. Interest is paid monthly with principal due at maturity.

The notes are collateralized by all the assets of the Corporation. For the years ended December 31, 1997 and 1996, the Corporation incurred interest expense of $324,258 and $347,237, respectively, related to the notes payable.

NOTE H - STOCKHOLDER S EQUITY

Preferred Stock

The Board of Directors will establish the dividend rate, redemption price and rights of the holders of preferred stock prior to the date of issuance of these shares. No preferred stock has been issued as of December 31, 1997 and 1996. The Board of Directors has not established the preferred stockholder s preferences and rights as of the date of this report.

NOTE I - DEFERRED FINANCING AND MARKETING COSTS

Deferred financing costs consist of legal and accounting fees associated with the filing of the registration statement with the Securities and Exchange Commission as well as costs incurred for the promotion of the issuance of the notes payable. These costs are amortized on a straight line basis over five years.

NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In addition to the portfolio of residential mortgage loans, financial instruments that also subject the Corporation to concentrations of credit risk consist principally of cash deposits. The Corporation places these investments with a single financial institution. Deposits are insured up to $100,000. At any given time, the Corporation may have cash deposits exceeding the insured amount.

NOTE K - INCOME TAXES

The Corporation is recognized as a Sub-Chapter S corporation by the Internal Revenue Service. Therefore, the financial statements include no provision for federal income taxes since the income or loss is reportable on the tax return of the stockholder.

NOTE L - RELATED PARTY TRANSACTIONS

The sole stockholder and affiliated entities entered into transactions with the Corporation as follows:

As of December 31, 1996, the Corporation had accounts receivable from the stockholder in the amount of $11,400. This was paid during 1997. The stockholder received compensation of approximately $20,520 and $81,000 in 1997 and 1996, respectively.

During 1997 and 1996, the Corporation purchased a portfolio of mortgage loans from an affiliate for approximately $390,000 and $138,000, respectively. Additionally, during 1996, the affiliate collected $131,752 from the sale of mortgages owned by the Corporation. This was paid during the year ended December 31, 1997. In December of 1997, the Corporation
sold mortgages to an affiliated company. The sales price totaled approximately $1,028,000, at the Corporation s cost basis.

During 1996, the Corporation advanced an affiliate start-up costs while in its development stage. Advances as of December 31, 1996 were $60,421. These advances were repaid during the year ended December 31, 1997.

The stockholder is the controlling stockholder of a related entity organized in 1995 to develop and implement a franchise business pursuant to which the franchisee will purchase residential single family houses for resale. The corporation purchased short-term promissory notes from the entity in the amount of $100,000 which pay interest of 12% per annum.
During 1997, the Corporation purchased additional short-term promisssory notes in the amount of $100,000, for a total of $200,000 at December 31, 1997. (See Note C)

For the years ended December 31, 1997 and 1996, the Corporation utilized office space from an affiliate for which it paid $11,459 and $11,529 rent expense, respectively.

The Corporation prepaid management fees to an affiliated company. Based on the current financial position of the company it was determined that the Corporation had overpaid. Included in accounts receivable - related party is the $209,505 overpayment.

An affiliated company services the mortgages of the Corporation. For the years ended December 31, 1997 and 1996, the Corporation paid servicing fees to the affiliate in the amount of $5,189 and $10,343, respectively.

NOTE M -FAIR VALUE OF FINANCIAL INSTRUMENTS IN ACCORDANCE
        WITH THE REQUIREMENTS OF SFAS NO. 107

The Corporation s financial instruments consist of all of its assets and liabilities with the exception of other real estate and deferred financing costs. The Corporation s management has determined that the fair value of all of its financial instruments is equivalent to the carrying cost. The mortgage portfolio is purchased with the intent of a relatively short holding period of several months. Therefore, any differences in the value of the mortgage portfolio due to changes in market interest rates are minimal. Furthermore, each purchase and sale of mortgages by the Corporation is a private, negotiated transaction. There is no readily established market for the Corporation s mortgage portfolio.

The Corporation s note obligations are not traded on an established market and the only activity with respect to the obligations are normal, scheduled redemptions. The Corporation s management estimates that the current interest rate which the Corporation would need to pay in order to sell similar note obligations is approximately equivalent to the rates of the outstanding note obligations.

NOTE N -CLASSIFICATION OF MORTGAGE PORTFOLIO IN ACCORDANCE
         WITH THE REQUIREMENTS OF SFAS NO. 115

The Corporation s mortgage portfolio is a trading security. As such, it is required to be carried at fair value, with any unrealized holding gains or losses included in earnings. For the reasons discussed in Note M, the carrying value of the mortgage portfolio has been determined by the Corporation s management to be equivalent to its carrying cost.

NOTE O - CONCENTRATION OF CREDIT RISK

The Corporation invests in various financial institutions whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to a maximum of $100,000. At December 31, 1997 and 1996, the Corporation had no deposits in excess of FDIC insured limits.

NOTE P - GOING CONCERN

As shown in the accompanying financial statements, the Corporation incurred a net loss of $898,505 during the year ended December 31, 1997, and as of that date, the Company s current liabilities exceeded its current assets by approximately $2,200,000. The ability of the Corporation to continue as a going concern is dependent on obtaining additional capital and financing and operating at a profitable level. The financial statements do not include any adjustments that might be necessary if the Corporation is unable to continue as a going concern. As disclosed in the Form 10K-SB for the fiscal year ending December 31, 1996, Management anticipates a significant decline in overhead expenses due to stringent cost cutting and expense controls. In discussions with its independent auditors, a proposed plan of note maturity extension for the Series 1994A-IV has been suggested. Management, in consultation with the Trustee and legal counsel will be addressing the feasibility, logistics and necessary steps to proffer such a definitive plan to the noteholders of the aforementioned Series during the first half of fiscal 1998. Such plan may include, but not be limited to the extension of the respective maturity from 24 to 36 months from their scheduled maturation.

NOTE Q - SUBSEQUENT EVENTS

In January of 1998, the Corporation sold mortgages totaling $55,000 to an affiliated company. (See Note L)